Exhibit 5.2

4 April 2012	Our Ref: SE/sjs/V0635-111985

Vale S.A.

Avenida Graça Aranha, No. 26, 17 Andar

20030-900 Rio de Janeiro - RJ, Brazil

Vale Overseas Limited

c/o Walkers Corporate Services Limited

87 Mary Street, Walker House

George Town, Grand Cayman KY1-9002

Cayman Islands

Dear Sirs

US$1,250,000,000 4.375% GUARANTEED NOTES DUE 2022

We have acted as Cayman Islands counsel to Vale Overseas Limited, a Cayman Islands company (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (Nos. 333-162822 and 333-162822-01) (the “Registration Statement”) of US$1,250,000,000 of its 4.375% Guaranteed Notes due 2022 (the “Notes”) pursuant to the Original Indenture (as defined in Schedule 1), as supplemented by the Twelfth Supplemental Indenture (as defined in Schedule 1), as further supplemented by the Amendment to the Twelfth Supplemental Indenture (as defined in Schedule 1).  The Notes will be unconditionally guaranteed by Vale S.A. (“Vale”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.  Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T  +1 345 949 0100  F  +1 345 949 7886  www.walkersglobal.com

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Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.                                       The Company is an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.                                       The Company has full corporate power, authority and legal right to execute and deliver the Documents and to perform its obligations under the Documents and the Notes.

3.                                       The execution of the Documents and the issue of the Notes have been duly authorised by the Company. The Documents, when duly executed and delivered, and the Notes when duly executed, authenticated and delivered, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.                                       The execution, delivery and performance of the Documents and the Notes, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)                                  contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(b)                                 contravene the Memorandum and Articles of Association of the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading “Validity of the Notes” as counsel for the Company who have passed on the validity as to matters of Cayman Islands law of the Securities being registered by the Registration Statement, and to the reference to this firm under the heading “Enforcement of Civil Liabilities — Cayman Islands”.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/S/ WALKERS
WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.                                       The Certificate of Incorporation, the Memorandum and Articles of Association, the Register of Members, the Register of Directors, the Register of Officers, and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands;

2.                                       The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman as at 3 April 2012;

3.                                       A Certificate of Good Standing dated 2 April 2012 in respect of the Company issued by the Registrar of Companies in the Cayman Islands;

4.                                       A copy of executed minutes of a meeting of the Board of Directors of the Company dated 4 January 2012 and 28 March 2012 (the “Resolutions”);

5.                                       A copy of the executed Power of Attorney given by the Company in favour of the attorneys named therein dated 26 March 2012 (the “Power of Attorney”);

6.                                       The preliminary prospectus supplement dated 28 March 2012 (the “Preliminary Prospectus Supplement”) filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act and the related final prospectus supplement dated 28 March 2012 (the “Final Prospectus Supplement”) filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act supplementing the Base Prospectus in relation to the issue of the Notes (the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement together constituting the “Offering Documents”);

7.                                       A conformed copy of the amended and restated indenture dated as of 21 November  2006 (the “Original Indenture”) among the Company as issuer, Vale S.A. as guarantor (the “Guarantor”) and The Bank of New York Mellon, as trustee (the “Trustee”) which was filed electronically on EDGAR and from which system such conformed copy inspected was obtained;

8.                                       An executed copy of the twelfth supplemental indenture dated 11 January 2012 (the “Twelfth Supplemental Indenture”) among the Company, the Guarantor and the Trustee;

9.                                       An executed copy of the amendment to the twelfth supplemental indenture dated 4 April 2012 (the “Amendment to the Twelfth Supplemental Indenture”) entered into among the Company, the Guarantor and the Trustee, supplementing the Twelfth Supplemental Indenture and the Original Indenture;

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10.                                 An executed copy of the terms agreement dated 28 March 2012 and entered into between the Company as issuer, Vale as guarantor and the Underwriters as defined therein and the underwriting agreement basic provisions incorporated therein;

11.                                 The form of global securities relating to the Notes; and

12.                                 The Registration Statement.

The documents listed in paragraphs 7 to 11 above inclusive are collectively referred to in this opinion as the “Documents”.

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SCHEDULE 2

ASSUMPTIONS

1.                                       There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents or the Notes nor the offering of the Notes and, insofar as any obligation expressed to be incurred under the Documents or the Notes is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.                                       The Documents and the Notes are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company) and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands).

3.                                       The choice of the laws of the jurisdiction selected to govern each of the Documents and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

4.                                       All authorisations, approvals, consents, licences and exemptions required by, and all filings and other requirements of, each of the parties to the Documents and the Notes outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents and the Notes have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

5.                                       The Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.

6.                                       The Company was, or will be, on the date of execution of the Documents and the Notes to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents or the Notes is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents or the Notes the Company will be able to pay its debts as they become due from its own moneys.

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7.                                       The originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon are those of a person or persons authorised to execute the Documents under the Resolutions or the Power of Attorney and are genuine, all such documents purporting to be sealed have been so sealed, all copies are complete and conform to their originals and the Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

8.                                       The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

9.                                       The copies of the Register of Members, Register of Directors, Register of Officers, Register of Mortgages and Charges, Certificate of Incorporation, the Certificate of Incorporation on Change of Name and the Memorandum and Articles of Association of the Company provided to us by its registered office are true and correct copies of the originals of the same and are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

10.                                 The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman on 3 April 2012, covering the period six years prior to the date of search, constitutes a complete record of the proceedings before the Grand Court of the Cayman Islands.

11.                                 The Resolutions were duly adopted at a duly convened meeting of the Board of Directors and such meeting was held and conducted in accordance with the Articles of Association of the Company.

12.                                 The Resolutions and Power of Attorney remain in full force and effect and have not been revoked or varied.

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SCHEDULE 3

QUALIFICATIONS

1.                                       The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by the Company under the Documents or the Notes are of a type which the courts of the Cayman Islands enforce.  This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, merger, consolidation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)                                enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

(c)                                 claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)                                where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)                                 a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(f)                                   to the extent that any provision of the Documents or the Notes is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)                                 to the extent that the performance of any obligation arising under the Documents or the Notes would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

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(h)                                in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)                                   a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)                                    the effectiveness of terms in the Documents or the Notes excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.                                       A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

3.                                       If any provision of the Documents or the Notes is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.

4.                                       In principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court.

5.                                       We express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such Document may only be amended in writing.

6.                                       The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

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7.                                       Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing.  The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law (as amended) of the Cayman Islands.